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                                                                       Exhibit 8

                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                              41 SOUTH HIGH STREET
                            COLUMBUS, OHIO 43215-6194
                             Telephone: 614/227-2000
                                Fax: 614/227-2100




                                  May 24, 2001

Huntington Preferred Capital, Inc.
41 South High Street
Columbus, Ohio  43287

Ladies and Gentlemen:

         We have acted as counsel to Huntington Preferred Capital, Inc., an Ohio corporation (the "Company"), in connection with the issuance of 2,000,000 shares of the Company's Noncumulative Exchangeable Perpetual Preferred Securities, Class C (the "Preferred Securities") pursuant to the terms of the Company's Form S-11 Registration Statement dated as of May 24, 2001 (the "Registration Statement"). You have requested our opinion on certain United States ("U.S.") federal income tax matters in connection with the issuance of the Preferred Securities as well as the accuracy of the discussion of Federal Income Tax Consequences contained in the Registration Statement. All capitalized terms that are used but not defined in this opinion letter shall have the meaning assigned to them in the Registration Statement.

         In connection with the opinions rendered below, we have examined and relied on the accuracy of the following:

         1.       the Registration Statement;

         2.       the Company's minute books

         In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate dated May 24, 2001, and executed by a duly appointed officer of the Company (the "Officer's Certificate"). No facts have come to our attention that would cause us to question the accuracy and completeness of the facts contained in the documents set forth above or the representations contained in the Officer's Certificate in a material way.

         In connection with the opinions rendered below, we have assumed that:

         1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;


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Huntington Preferred Capital, Inc.
May 24, 2001
Page 2

         2. That all signatures are genuine; and

         3. No actions will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         Based solely on the documents and the assumptions set forth above, the representations set forth in the Officer's Certificate, and subject to the qualifications set forth below, we are of the opinion that:

         (a) The discussion in the Registration Statement under the heading "Federal Income Tax Considerations" fairly summarizes the material federal income tax considerations related to the Company and the description of the federal income tax law set forth in the Registration Statement is accurate in all material respects.

         (b) For the taxable years ended December 31, 1998, 1999, and 2000, the Company qualified for taxation as a Real Estate Investment Trust (a "REIT") under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

         (c) The Company's proposed method of operation will enable it to continue to qualify for taxation as a REIT under the applicable provisions of the Code.

         Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review the Company's compliance with such documents, assumptions, and representations.

         Our opinions as to the qualification of the Company as a REIT under the Code is based upon the accuracy of the representations made by the Company as to factual matters relating to the organization, operation, income, assets, distributions and stock ownership of the Company. The Company's qualification as a REIT depends on its having met (for taxable years ended December 31, 1998, 1999, and 2000) and continuing to meet (for taxable years ended after December 31, 2000) the various requirements imposed under the Code and the Treasury Regulations. Porter, Wright, Morris & Arthur LLP has not reviewed or independently verified that the past operations of the Company have satisfied those requirements, and Porter, Wright, Morris & Arthur LLP will not review or independently verify that the future operations of the Company satisfy those requirements. Accordingly, we give no assurance that the actual results of the Company's operations for any taxable year have satisfied or will satisfy such requirements. With respect to taxable years ended after December 31, 2000, Porter, Wright, Morris & Arthur LLP expresses no opinion regarding whether the actual results generated by the Company's

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Huntington Preferred Capital, Inc.
May 24, 2001
Page 3


operations will allow it to qualify for taxation as a REIT under the applicable provisions of the Code.

         We have not prepared or reviewed the Company's income tax returns for any taxable year prior to the date of this opinion letter, and we do not anticipate doing so for future taxable years. The Company and the preparers of its tax returns have made or will make a number of decisions on tax matters in connection with the preparation of such returns, and those decisions are not reviewed with us.

         The foregoing opinions are based on current provisions of the Code and the Treasury Regulations promulgated thereunder, published administrative interpretations thereof, and published court decisions. You should be aware that the Service has not issued Treasury regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. This opinion represents our conclusions as to the application of existing law and is based on the certifications and representations given as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in such authorities or any change in the facts or representations might adversely affect the conclusions stated herein. In addition, while this opinion represents our best legal judgement, it is not binding on the Internal Revenue Service or the courts and there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service or sustained by the courts.

         Except for matters specifically addressed in the Federal Income Tax Considerations of the Registration Statement, the foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent. Consent is hereby given to use this opinion letter in connection with the filing of the Registration Statement.

                                      Very truly yours,

                                      /s/ Porter, Wright, Morris & Arthur LLP

                                      PORTER, WRIGHT, MORRIS & ARTHUR LLP